EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER 2018 EARNINGS FROM CONTINUING OPERATIONS OF $0.36 PER SHARE; AND ADJUSTED EARNINGS FROM CONTINUING OPERATIONS OF $0.41 PER SHARE

Irving, TX - June 21, 2018 - Commercial Metals Company (NYSE: CMC) today announced financial results for its third fiscal quarter ended May 31, 2018. Earnings from continuing operations were $42.3 million ($0.36 per diluted share) for the third quarter of 2018, on net sales of $1.2 billion. Adjusted earnings from continuing operations were $49.0 million ($0.41 per diluted share) as detailed in the Non-GAAP reconciliation on page 11. This compares to earnings from continuing operations and adjusted earnings from continuing operations of $31.6 million ($0.27 per diluted share), on net sales of $1.0 billion for the third quarter of 2017. For the nine months ended May 31, 2018, earnings from continuing operations were $84.0 million, compared to $60.2 million for the same period of the prior year.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "The CMC team delivered outstanding results in our third fiscal quarter. In fact, adjusted EBITDA from continuing operations was the highest since the financial crisis and improved by 56% in comparison to our second quarter of 2018. Strong demand across all of our segments was a principal driver of the improved results. Additionally, the start-up of our new micro mill in Durant, Oklahoma contributed to the improved results as we increased shipments from this facility during the quarter. We look forward to this increased capacity helping to better serve our customers with a high quality differentiated product during this period of strong demand."

The Company's liquidity position at May 31, 2018 remained strong with cash and cash equivalents of $600.4 million and availability under the Company's credit and accounts receivable sales facilities of approximately $614.8 million. The cash on hand includes the proceeds received from the issuance of $350 million of 5.75% of Senior Notes due 2026 completed on May 3, 2018. The proceeds from the Senior Notes due 2026, together with cash on hand and the delayed draw term loan under the Company's credit agreement are expected to be used to finance the previously announced acquisition of certain rebar assets from Gerdau S.A., once the transaction closes.

On June 20, 2018, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on July 5, 2018. The dividend will be paid on July 19, 2018.

(CMC Third Quarter Fiscal 2018 - Page 2)

Business Segments-Fiscal Third Quarter 2018 Review
Our Americas Recycling segment recorded adjusted operating profit of $14.4 million for the third quarter of 2018, compared to an adjusted operating profit of $9.2 million for the third quarter of 2017. This was the highest level of profitability in this segment since the third quarter of fiscal 2011. The improvement in adjusted operating profit compared to the same period in the prior year was primarily the result of strong volumes and rising prices in both ferrous and nonferrous markets. Ferrous and nonferrous prices have increased approximately 19% and 12%, respectively, from the same period of the prior year.

Our Americas Mills segment recorded adjusted operating profit of $70.4 million for the third quarter of 2018 compared to adjusted operating profit of $50.7 million for the corresponding period in fiscal 2017. We had a very strong shipping quarter as construction activity remains robust while import levels retreated in comparison to prior years. Shipments increased 12% and metal margins increased by $29 per ton from the same period of the prior year. Included in the segment results were expenses of $6.5 million related to the start-up activities of the Durant, Oklahoma micro mill offset by $3.0 million of incentives that were recorded as income during the quarter. These compare to pre-start up costs of $8.7 million recorded during the second quarter of fiscal 2018. Manufacturing costs at our facilities benefited from high levels of production, which resulted in reductions of $11 per ton in comparison to our fiscal second quarter of 2018 and $4 per ton compared to the same period of the prior fiscal year.

Our Americas Fabrication segment recorded an adjusted operating loss of $16.1 million for the third quarter of 2018 compared to adjusted operating profit of $1.8 million for the third quarter of fiscal 2017. Due to the integrated nature of our business and internal market based transfer prices, as rebar prices have risen over the past six months, our Americas Mill segment has experienced margin expansion on rebar shipped internally to our rebar fabrication shops, while the Americas Fabrication segment has incurred margin compression as it services its mostly fixed price backlog of contract work. However, rebar fabrication bidding activity remains strong. While the average selling price of material shipped remained relatively flat, the average price associated with new contracts rose almost $100 per ton in comparison to the fiscal second quarter of 2018. Also during the third quarter of 2018, the Company completed the sale of its structural fabrication business.

Our International Mill segment in Poland recorded adjusted operating profit of $24.4 million for the third quarter of 2018, compared to adjusted operating profit of $13.0 million for the corresponding period in 2017. Long steel product demand remains strong, and selling prices at this operation have increased significantly in comparison to the same period of the prior fiscal year. In addition, the focus on producing a broader range of higher value merchant products resulted in a significant improvement in margins. Shipment volumes decreased during the quarter due to higher rebar import levels into Poland.

(CMC Third Quarter Fiscal 2018 - Page 3)

Outlook
"We are confident in our outlook of continued strong results for CMC," said Smith. "Leading indicators of macroeconomic and market conditions in both the United States and Poland suggest continuing economic growth and strong long steel product demand. In addition, we applaud the U.S. trade measures implemented by the President and believe they will assist in creating a fair and level playing field."

Conference Call
CMC invites you to listen to a live broadcast of its third quarter of 2018 conference call today, Thursday, June 21, 2018, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, and Mary A. Lindsey, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information, including any non-GAAP disclosures, presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes four electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the United States and Poland.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to general economic conditions, key macro-economic drivers that impact its business including demand, steel margins, effects of the ongoing trade actions in the U.S. and Poland, and the planned acquisition of substantially all of the U.S. rebar fabrication facilities and the steel mini-mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee currently owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “Business”) and the timing thereof, the ability to obtain regulatory approvals and meet other closing conditions for the planned acquisition of the Business. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "potential," "outlook," or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

(CMC Third Quarter Fiscal 2018 - Page 4)

Factors that could cause actual results to differ materially from CMC's expectations include the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; failure to retain key management and employees of the Business; issues or delays in the successful integration of the Business’ operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the Business to the information technology systems of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the Business; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition of the Business by customers, competitors, suppliers and employees; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity, electrodes and natural gas for mill operations; information technology interruptions and breaches in data security; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and impacts from the Tax Cuts and Jobs Act.

(CMC Third Quarter Fiscal 2018 - Page 5)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended					Nine Months Ended
(in thousands except per ton amounts)	5/31/2018	2/28/2018	11/30/2017	8/31/2017	5/31/2017	5/31/2018	5/31/2017
AMERICAS RECYCLING
Net sales	$364,098	$320,627	$319,341	$317,300	$294,166	$1,004,066	$694,202
Adjusted operating profit	$14,350	$12,238	$9,992	$2,931	$9,247	$36,580	$11,981
Tons shipped
Ferrous	642	560	589	583	590	1,791	1,416
Nonferrous	65	63	66	70	61	194	163
Total	707	623	655	653	651	1,985	1,579
Average selling price (per short ton)
Ferrous	$314	$285	$257	$255	$264	$286	$236
Nonferrous	$2,252	$2,345	$2,208	$2,134	$2,017	$2,267	$1,969

AMERICAS MILLS
Net sales	$553,063	$425,887	$413,518	$414,419	$427,276	$1,392,468	$1,151,034
Adjusted operating profit	$70,404	$31,471	$40,764	$29,803	$50,734	$142,639	$139,002
Short tons shipped
Rebar	503	405	405	445	444	1,313	1,248
Merchant & other	308	279	272	265	278	859	767
Average price (per short ton)
Total selling price	$632	$571	$550	$537	$540	$587	$522
Cost of ferrous scrap utilized	$329	$288	$256	$257	$266	$293	$239
Metal margin	$303	$283	$294	$280	$274	$294	$283

AMERICAS FABRICATION
Net sales	$378,241	$312,973	$332,779	$353,725	$379,976	$1,023,993	$1,022,202
Adjusted operating profit (loss)	$(16,096)	$(27,117)	$(4,782)	$(4,928)	$1,808	$(47,995)	$9,025
Total short tons shipped	302	241	264	286	310	808	836
Total selling price (per short ton)	$777	$799	$778	$773	$775	$784	$772

INTERNATIONAL MILL
Net sales	$201,737	$211,765	$220,478	$200,239	$167,639	$633,980	$437,034
Adjusted operating profit	$24,370	$24,490	$23,437	$14,620	$12,971	$72,297	$32,517
Short tons shipped
Rebar	79	95	140	129	107	314	333
Merchant & other	241	251	260	266	247	752	650
Average price (per short ton)
Total selling price	$599	$578	$517	$476	$443	$562	$415
Cost of ferrous scrap utilized	$329	$324	$296	$269	$253	$317	$229
Metal margin	$270	$254	$221	$207	$190	$245	$186

(CMC Third Quarter Fiscal 2018 - Page 6)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2018	2/28/2018	11/30/2017	8/31/2017	5/31/2017	5/31/2018	5/31/2017
Net sales
Americas Recycling	$364,098	$320,627	$319,341	$317,300	$294,166	$1,004,066	$694,202
Americas Mills	553,063	425,887	413,518	414,419	427,276	1,392,468	1,151,034
Americas Fabrication	378,241	312,973	332,779	353,725	379,976	1,023,993	1,022,202
International Mill	201,737	211,765	220,478	200,239	167,639	633,980	437,034
Corporate and Other	2,725	4,450	4,699	67,562	8,289	11,874	51,690
Eliminations	(295,380)	(221,434)	(214,282)	(269,115)	(232,633)	(731,096)	(596,223)
Total net sales	$1,204,484	$1,054,268	$1,076,533	$1,084,130	$1,044,713	$3,335,285	$2,759,939

Adjusted operating profit (loss) from continuing operations
Americas Recycling	$14,350	$12,238	$9,992	$2,931	$9,247	$36,580	$11,981
Americas Mills	70,404	31,471	40,764	29,803	50,734	142,639	139,002
Americas Fabrication	(16,096)	(27,117)	(4,782)	(4,928)	1,808	(47,995)	9,025
International Mill	24,370	24,490	23,437	14,620	12,971	72,297	32,517
Corporate and Other	(22,678)	(22,296)	(20,674)	(12,384)	(20,281)	(65,648)	(72,176)
Eliminations	(2,941)	100	(1,572)	(39,922)	772	(4,413)	(22)
Adjusted operating profit from continuing operations	$67,409	$18,886	$47,165	$(9,880)	$55,251	$133,460	$120,327

(CMC Third Quarter Fiscal 2018 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2018	2017	2018	2017
Net sales	$1,204,484	$1,044,713	$3,335,285	$2,759,939
Costs and expenses:
Cost of goods sold	1,035,914	896,277	2,896,531	2,357,867
Selling, general and administrative expenses	101,422	93,415	306,009	282,384
Interest expense	11,511	12,448	25,303	38,212
	1,148,847	1,002,140	3,227,843	2,678,463

Earnings from continuing operations before income taxes	55,637	42,573	107,442	81,476
Income taxes	13,312	11,006	23,465	21,231
Earnings from continuing operations	42,325	31,567	83,977	60,245

Earnings (loss) from discontinued operations before income taxes (benefit)	(3,389)	9,325	5,021	19,687
Income taxes (benefit)	(1,029)	1,626	2,052	4,059
Earnings (loss) from discontinued operations	(2,360)	7,699	2,969	15,628

Net earnings	39,965	39,266	86,946	75,873

Basic earnings (loss) per share*
Earnings from continuing operations	$0.36	$0.27	$0.72	$0.52
Earnings (loss) from discontinued operations	(0.02)	0.07	0.03	0.14
Net earnings	$0.34	$0.34	$0.74	$0.66

Diluted earnings (loss) per share*
Earnings from continuing operations	$0.36	$0.27	$0.71	$0.51
Earnings (loss) from discontinued operations	(0.02)	0.07	0.03	0.13
Net earnings	$0.34	$0.34	$0.74	$0.65

Cash dividends per share	$0.12	$0.12	$0.36	$0.36
Average basic shares outstanding	117,111,799	115,886,372	116,722,504	115,574,289
Average diluted shares outstanding	118,254,791	117,205,369	118,050,864	117,087,341

* EPS is calculated independently for each component and may not sum to Net Earnings EPS due to rounding

(CMC Third Quarter Fiscal 2018 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	May 31, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$600,444	$252,595
Accounts receivable (less allowance for doubtful accounts of $4,648 and $4,146)	678,343	561,411
Inventories, net	595,231	462,648
Other current assets	109,656	140,136
Assets of businesses held for sale & discontinued operations	11,282	297,110
Total current assets	1,994,956	1,713,900
Property, plant and equipment, net	1,074,357	1,051,677
Goodwill	64,316	64,915
Other noncurrent assets	111,864	144,639
Total assets	$3,245,493	$2,975,131
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$241,584	$226,456
Accrued expenses and other payables	247,635	274,972
Current maturities of long-term debt	19,874	19,182
Liabilities of businesses held for sale & discontinued operations	2,843	87,828
Total current liabilities	511,936	608,438
Deferred income taxes	30,760	49,160
Other long-term liabilities	110,792	111,023
Long-term debt	1,139,103	805,580
Total liabilities	1,792,591	1,574,201
Stockholders' equity	1,452,716	1,400,757
Stockholders' equity attributable to noncontrolling interests	186	173
Total stockholders' equity	1,452,902	1,400,930
Total liabilities and stockholders' equity	$3,245,493	$2,975,131

(CMC Third Quarter Fiscal 2018 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended May 31,
(in thousands)	2018	2017
Cash flows from (used by) operating activities:
Net earnings	$86,946	$75,873
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	99,443	93,049
Stock-based compensation	18,247	19,716
Asset impairment	14,265	622
Deferred income taxes & other long-term taxes	5,829	(2,538)
Provision for losses on receivables, net	2,193	856
Net gain on disposals of subsidiaries, assets and other	(1,578)	(343)
Write-down of inventories	1,358	1,820
Amortization of interest rate swaps termination gain	—	(5,698)
Changes in operating assets and liabilities	(135,058)	(164,443)
Net cash flows from operating activities	91,645	18,914
Cash flows from (used by) investing activities:
Capital expenditures	(144,268)	(162,082)
Proceeds from the sale of subsidiaries	75,483	—
Proceeds from settlement of life insurance policies	25,000	—
Decrease in restricted cash, net	23,592	7,492
Acquisitions	(6,980)	(54,425)
Proceeds from the sale of property, plant and equipment and other	6,315	1,884
Net cash flows used by investing activities	(20,858)	(207,131)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	350,000	—
Cash dividends	(42,036)	(41,619)
Repayments on long-term debt	(15,382)	(8,775)
Stock issued under incentive and purchase plans, net of forfeitures	(9,836)	(5,516)
Debt issuance costs	(5,254)	—
Increase in documentary letters of credit, net	18	569
Contribution from noncontrolling interests	13	14
Proceeds from New Markets Tax Credit transactions	—	2,141
Net cash flows from (used by) financing activities	277,523	(53,186)
Effect of exchange rate changes on cash	(461)	(363)
Increase (decrease) in cash and cash equivalents	347,849	(241,766)
Cash and cash equivalents at beginning of year	252,595	517,544
Cash and cash equivalents at end of period	$600,444	$275,778

(CMC Third Quarter Fiscal 2018 - Page 10)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit (loss) from continuing operations is the sum of our earnings (loss) from continuing operations before interest expense, income taxes (benefit) and discounts on sales of accounts receivable. Adjusted operating profit (loss) from continuing operations should not be considered as an alternative to earnings (loss) from continuing operations or net earnings (loss), as determined by GAAP. However, we believe that adjusted operating profit (loss) from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted operating profit (loss) from continuing operations to evaluate our financial performance. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of our operating performance. Adjusted operating profit (loss) from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2018	2/28/2018	11/30/2017	8/31/2017	5/31/2017	5/31/2018	5/31/2017
Earnings (loss) from continuing operations	$42,325	$9,781	$31,871	$(10,070)	$31,567	$83,977	$60,245
Income taxes	13,312	1,728	8,425	(5,955)	11,006	23,465	21,231
Interest expense	11,511	7,181	6,611	5,939	12,448	25,303	38,212
Discounts on sales of accounts receivable	261	196	258	206	230	715	639
Adjusted operating profit from continuing operations	$67,409	$18,886	$47,165	$(9,880)	$55,251	$133,460	$120,327

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes our largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset and goodwill impairment charges, which are also non-cash. Adjusted EBITDA from continuing operations should not be considered as an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2018	2/28/2018	11/30/2017	8/31/2017	5/31/2017	5/31/2018	5/31/2017
Earnings (loss) from continuing operations	$42,325	$9,781	$31,871	$(10,070)	$31,567	$83,977	$60,245
Interest expense	11,511	7,181	6,611	5,939	12,448	25,303	38,212
Income taxes	13,312	1,728	8,425	(5,955)	11,006	23,465	21,231
Depreciation and amortization	32,949	34,050	31,899	31,880	32,116	98,898	92,610
Impairment charges	935	12,136	461	1,182	70	13,532	549
Adjusted EBITDA from continuing operations	$101,032	$64,876	$79,267	$22,976	$87,207	$245,175	$212,847

(CMC Third Quarter Fiscal 2018 - Page 11)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain material acquisition and integration related costs, mill operational start-up costs, CMC Steel Oklahoma incentives, asset impairments, debt restructuring and extinguishment gains and losses and severance expenses, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the TCJA as well as the tax benefit associated with an international reorganization. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Nine Months Ended
(in thousands, except per share amounts)	5/31/2018	2/28/2018	11/30/2017	8/31/2017	5/31/2017	5/31/2018	5/31/2017

Earnings (loss) from continuing operations	$42,325	$9,781	$31,871	$(10,070)	$31,567	$83,977	$60,245

Acquisition and integration related costs	4,975	5,905	3,720	—	—	14,600	—
Mill operational start-up costs	6,456	8,651	2,909	—	—	18,016	—
CMC Steel Oklahoma incentives	(3,000)					(3,000)
Asset impairments	—	12,136	—	—	—	12,136	—
Loss (gain) on debt extinguishment	—	—	—	17,799	—	—	—
Severance	—	—	—	8,129	—	—	—
Total adjustments (pre-tax)	8,431	26,692	6,629	25,928	—	41,752	—

Related tax effects on adjustments	$(1,771)	$(6,855)	$(2,320)	$(9,075)	$—	$(10,946)	$—
TCJA impact	—	10,600	—	—	—	10,600	—
International reorganization	—	(9,200)	—	—	—	(9,200)	—
Total tax impact	$(1,771)	$(5,455)	$(2,320)	$(9,075)	$—	$(9,546)	$—

Adjusted earnings from continuing operations	$48,985	$31,018	$36,180	$6,783	$31,567	$116,183	$60,245

Adjusted earnings from continuing operations per diluted share	$0.41	$0.26	$0.31	$0.06	$0.27	$0.98	$0.51

Media Contact:
Susan Gerber
214.689.4300